Exhibit 99.1

Contact:

CryoCor Gregory J. Tibbitts Chief Financial Officer (858) 909-2200 gtibbitts@cryocor.com	The Ruth Group Zack Kubow (investors) (646) 536-7020 zkubow@theruthgroup.com
Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

For Immediate Release

CryoCor Reports Going Concern Statement and Receives Notification from Nasdaq

Relating to Minimum Stockholders’ Equity

San Diego, CA, March 27, 2008 – CryoCor, Inc. (Nasdaq: CRYO), reported today that its Annual Report on Form 10-K included an audit opinion with a “going concern” qualification. The going-concern qualification is a statement from CryoCor’s independent registered public accounting firm expressing substantial doubt, based upon current financial resources, as to whether CryoCor can continue to meet its obligations beyond 2008 without access to additional working capital. In its Annual Report on Form 10-K, CryoCor indicated that its working capital balance at December 31, 2007 and the expected collection of $4.0 million from its collaboration with Boston Scientific Corporation, or BSC, would be sufficient to meet its anticipated cash requirements until the fourth quarter of 2008. The Company stated that additional capital would be needed to fund operations beyond that time period. CryoCor has previously announced that it is considering alternative financing options, including public or private equity offerings, debt financings or corporate collaboration and licensing arrangements.

CryoCor also announced today that it received a letter, dated March 26, 2008, from The Nasdaq Stock Market, notifying CryoCor that, based on its Form 10-K for the period ended December 31, 2007, Nasdaq staff determined that CryoCor’s stockholders’ equity was $6,346,000 as of December 31, 2007 and therefore does not comply with the minimum $10,000,000 stockholders’ equity requirement for continued listing on The Nasdaq Global Market set forth in Nasdaq Marketplace Rule 4450(a)(3).

The Nasdaq letter dated March 26, 2008 has no immediate effect on the listing of the Company’s common stock. The Nasdaq staff is reviewing CryoCor’s eligibility for continued listing on The Nasdaq Global Market and has asked the Company to provide a specific plan to achieve and sustain compliance with all of the Nasdaq listing requirements by April 10, 2008. The Company intends to respond formally to the Nasdaq request for a plan on or before the April 10, 2008 deadline.

About CryoCor

CryoCor is a medical technology company that has developed and manufactures a disposable catheter system based on its proprietary cryoablation technology for the minimally invasive treatment of cardiac arrhythmias. The Company’s product, the CryoCor Cardiac Cryoablation System, or the Cryoablation System, is designed to treat cardiac arrhythmias through the use of cryoenergy, or extreme cold, to destroy targeted cardiac tissue. The Cryoablation System has been approved in Europe for the treatment of atrial fibrillation and atrial flutter, the two most common and difficult to treat arrhythmias, since 2002. In the United States, the Cryoablation System has been approved for the treatment of right atrial flutter and CryoCor has completed enrollment in a pivotal trial to evaluate the safety and efficacy of the Cryoablation System for the treatment of atrial fibrillation. For more information please visit the Company’s website at http://www.cryocor.com.

Forward Looking Statements

The statements in this press release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. These include statements included in this press release related to CryoCor’s ability to obtain financing or enter into a corporate partnership, the period of time over which CryoCor expects its existing cash resources, together with the additional cash that it expects to receive from BSC, to fund the Company, and CryoCor’s ability to meet the Nasdaq stockholders’ equity requirement and other Nasdaq listing requirements in the future, all of which are prospective. Such statements are only predictions and reflect CryoCor’s expectations and assumptions as of the date of this press release based on currently available operating, financial, and competitive information. The actual events or results may differ materially from those projected in such forward-looking statements due to a number of factors, including risks involved with CryoCor’s ability to fund its operations until the fourth quarter of 2008, and to obtain additional capital to continue to fund its operations beyond that time period; risks associated with CryoCor’s ability to meet the Nasdaq stockholders’ equity requirement and other Nasdaq listing requirements in the future; risks associated with its ongoing legal actions with CryoCath Technologies, Inc., which include the declared patent interference and the ongoing United States International Trade Commission investigation risks associated with CryoCor’s ability to successfully commercialize its Cryoablation System in the United States and elsewhere; risks associated with CryoCor’s dependence on patents and proprietary rights; risks associated with CryoCor’s protection and enforcement of its patents and proprietary rights; risks associated with the development or availability of competitive products or technologies; and the other risks and uncertainties identified in CryoCor’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. CryoCor expressly disclaims any intent or obligation to update any of these forward-looking statements.

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